Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 12, 2014 (except Note 26, as to which the date is April 20, 2015) in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-203540) and the related Prospectus of Great Western Bancorp, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Chicago, Illinois

April 28, 2015